Exhibit 10.1

July 27, 2005

VIA AIR COURIER

Kevin Turner

11220 Talamore Boulevard

Bentonville, Arkansas 72712

Dear Kevin:

Microsoft Corporation is pleased to confirm our offer for the position of Chief Operating Officer reporting to Steve Ballmer, Chief Executive Officer. We anticipate that you will start your employment on September 8, 2005.

Microsoft has extended this offer to you based upon your general knowledge, background, experience and skills and abilities and not because of your knowledge of your current employer’s or any previous employer’s trade secrets or other confidential information. As a condition of employment at Microsoft, you will be required to sign the standard form Microsoft Corporation Employee Agreement (copy enclosed) in which you agree to, among other things, not disclose to Microsoft or use in your employment with Microsoft any confidential or proprietary information or trade secrets of any current or prior employer. In this regard, you should be extremely careful not to bring to Microsoft any documents or other materials in tangible form belonging to or acquired from your current or any prior employer.

Annual Compensation. Consistent with the company’s philosophy of pay for performance, a significant portion of your annual compensation will be provided through performance-based components. The compensation package associated with this offer is as follows:

Your starting salary will be $570,000 per year, equivalent to approximately $47,500 per month. Currently, our performance review process provides for an annual merit increase opportunity, and any increase would be based on performance. Your first salary review will take place in September 2006. Any subsequent salary reviews will occur according to the performance review timetable in place for Microsoft employees at that time.

You also will be eligible for the Partnership bonus program. The bonus is awarded based on performance as evaluated during the performance review process. The bonus potential ranges from 0-100% of your eligible earnings during the review period. Your first eligibility for a bonus will be September 2006. Any subsequent bonus eligibility will occur according to the performance review timetable in place for Microsoft employees at that time.

You will participate in Microsoft’s Shared Performance Stock Award (SPSA) program, our long-term incentive compensation plan for senior managers and officers, with a target SPSA award of 624,000 shares. The actual size of the award will be determined based on the company’s performance against the program measures. One third of the SPSA award vests on or about August 31, 2006 (following the determination of results for the performance period), with an additional one-third vesting in each of the following two years, subject to continued employment through each vesting date. Upon vesting, you will be issued shares of Microsoft common stock, with shares withheld to pay required withholding taxes. Your SPSA award is subject to approval by the Compensation Committee of the Microsoft Board of Directors and will be governed by the terms and conditions of an award agreement that you will be required to sign as a condition of the award and by the terms of the Microsoft Corporation 2001 Stock Plan. Additional materials regarding the SPSA program and your award will be provided to you approximately 60 days after you commence employment at Microsoft.

You will be eligible for vacation in accordance with Microsoft policy, as well as participation in the Company’s benefit plans (the company currently provides a flexible benefits plan, 401(k) savings plan and employee stock purchase plan). In addition you will be eligible to participate in all other executive compensation and/or employee benefit programs on the same terms and conditions that are available to other senior executives at your level.

Relocation. Microsoft will provide you with the relocation benefits described in the enclosed Relocation Benefits Summary. As part of Microsoft’s executive relocation assistance program, you are eligible for a third-party home sale purchase at its appraised value should your primary residence not be otherwise sold as of a mutually agreed date. The benefits include reimbursement for certain relocation costs in accordance with the company’s reimbursement guidelines. Payroll taxes will be withheld; however, Microsoft will provide a tax gross up to assist you in paying the taxes associated with the lump sum cash relocation allowance and certain other non-deductible relocation expenses that will be included in your Form W-2 as gross compensation.

Replacement of Forfeited Compensation. In addition, we recognize you are forfeiting a very significant amount of accumulated equity compensation when you leave your current employer. Accordingly, as a replacement for that compensation, we offer the following on-hire cash payment and Stock Award grant.

An on-hire payment of $7,000,000 will be made to you within 14 days after our receipt of your signed letter, Employment Agreement and the other forms enclosed with this letter. This amount represents our genuine interest in your joining Microsoft. Payroll taxes will be withheld from the on-hire payment. In the unlikely event that you leave the company of your own volition or due to termination for cause by the company prior to completing 12 months of employment, 100% of the $7,000,000 must be returned to Microsoft. If you leave the company of your own volition or due to termination for cause by the company after completing 12 months but prior to completing 24 months of employment, $4,700,000 of the signing bonus must be returned to Microsoft. If you leave the company of your own volition or due to termination for cause by the company after completing 24 months but prior to completing 36 months of employment, $2,300,000 of the signing bonus must be returned to Microsoft. You hereby authorize Microsoft to withhold this amount from any monies owed or stock issuable to you. For purposes of this letter, “for cause” means a good faith determination by the company that: (a) you have engaged in material dishonesty, fraud, or theft in connection with the business of the company or its affiliates; (b) you have engaged in conduct in violation of policies of the company designed to prevent violations of law, such as, without limitation, policies pertaining to compliance with the laws prohibiting unlawful discrimination, harassment, or insider trading; (c) you have been convicted of, or pled nolo contendere to, a felony; (d) you have materially breached the terms of your Employee Agreement; (e) your employment with the company violates any obligation to any third party not to engage in such employment; or (f) you fail to perform your material duties as an employee.

You will be granted a Stock Award of 320,000 shares in Microsoft Corporation under the Microsoft Corporation 2001 Stock Plan. Subject to continued employment through each vesting date, this award will vest as follows:

•	25% - September 1, 2008

•	25% - September 1, 2010

•	50% - Upon retirement from the company at age sixty or older.

Your Stock Award is subject to approval by the Compensation Committee of the Microsoft Board of Directors and will be subject to the terms of the Stock Award Agreement that you will be required to sign as a condition of the award and by the terms of the Microsoft Corporation 2001 Stock Plan. Additional information regarding this Stock Award, including the Stock Award Agreement, will be provided to you approximately 60 days after you commence employment with Microsoft. Under our current program, you will not be eligible to be considered for future Stock Awards.

Termination of Employment by Microsoft. If Microsoft terminates your employment for any reason other than “for cause” as defined above, the payback provisions of the $7,000,000 on-hire payment will become void (i.e., no payback of any portion of the on-hire payment will be required). Also, in the case of termination of employment by Microsoft for any reason other than “for cause,” any portion of the Stock Award up to 160,000 shares that had not vested as of the date of such termination, will become immediately vested.

Death or Disability. If, during your employment, you die or if you become totally and permanently disabled so as to qualify for Long-Term Disability coverage as determined by Microsoft’s Long-Term Disability policy in effect at the time of the disability event (as defined and determined under the policy), any portion of the Stock Award that had not vested will immediately vest. The forgoing vesting provision supersedes and replaces any provision of the Microsoft Corporation 2001 Stock Plan concerning vesting.

Please recognize that this offer letter is not a contract of employment for any specific or minimum term and that the employment Microsoft offers you is terminable at will. This means that our employment relationship is voluntary and based on mutual consent. You may resign your employment, and Microsoft likewise may terminate your employment, at any time, for any reason, with or without cause or notice. Any prior oral or written representations to the contrary are void, and our at-will relationship may not be modified except by a formal written employment contract signed by an officer of Microsoft. Attached is an addendum which specifies that any dispute regarding this letter will be resolved through arbitration.

This offer is contingent on your providing us with acceptable proof of your identity and authorization to work in the United States and your proper completion of a Form I-9 (Employment Eligibility Verification) as required under U.S. immigration regulations. Enclosed is a listing provided by the U.S. Immigration and Naturalization Service that describes what will be needed. This offer is also contingent upon the company receiving an acceptable check of your background, to include criminal convictions, confirmation of identification information, and credit history.

Please sign the copy of this letter and the enclosed Employee Agreement and promptly return them in the enclosed envelope. It is important that we receive your letter and the signed Employee Agreement prior to your start date. Please note that you are not authorized to alter the terms of the Employment Agreement in any manner. You may keep the original of this letter and a copy of the Employee Agreement for your records.

We believe you will make a substantial impact upon the future direction and success of our company. We look forward to your joining us. Should you have any questions, please give me a call.

Sincerely,	ACCEPTANCE:

/s/ LISA BRUMMEL	/s/ KEVIN TURNER
Lisa Brummel	Kevin Turner
Vice President, Human Resources
July 28, 2005

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